UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

July 23, 2009 (July 17, 2009)

Date of Report (Date of earliest event reported)

CONTINENTAL MATERIALS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-03834	36-2274391
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Wacker Dr., Suite 4000 Chicago, IL		60606
(Address of Principal Executive Offices)		(Zip Code)

(312) 541-7200

(Registrant’s telephone number,

including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01   Completion of Acquisition or Disposition of Assets.

Sale of Rocky Mountain Ready Mix Concrete, Inc.

On July 17, 2009, Continental Materials Corporation (the “Company”) completed the sale of all of the outstanding capital stock of Rocky Mountain Ready Mix Concrete, Inc. (RMRM), a Colorado corporation to Campbells C-Ment Contracting, Inc. (Buyer), a Colorado corporation. RMRM operated a ready mix concrete business in the Denver metropolitan area.

The Company received $1,905,000 in cash at closing and a Promissory Note in the original principal amount of $1,294,035, the estimated closing date net working capital amount of RMRM. The principal amount of the Promissory Note will be adjusted upon a final determination of the closing date net working capital. The Promissory Note bears interest at 5% per annum. The initial principal payment is due September 30, 2010 with final principal payment due June 30, 2012. Principal payments will commence earlier if the Buyer achieves certain sales volume levels.

The Company and its’ wholly-owned subsidiary Transit Mix Concrete, Co. (Transit Mix) also entered into a Non-Competition, Non-Disclosure and Non-Solicitation Agreement with the Buyer for a period of six years. In consideration of the covenants made by the Company and Transit Mix, beginning in 2010 the Company will receive compensation if certain sales volume or operating profit thresholds are reached by the Buyer. There is no assurance that the future operating results of the Buyer will be such that any future consideration will be due to the Company under this Agreement.

Item 8.01   Other Events.

Update on the 2008 Sale of Land in Colorado Springs

As disclosed in the 2008 Annual Report on Form 10-K, the Company received $2,114,000 during 2008 from the sale of land in Colorado Springs resulting in a pre-tax profit of $1,947,000. On July 2, 2009, the Company and the buyer of the property reached an agreement on the final price for the property. Under the terms of the agreement, the Company will receive an additional cash payment of $2,026,000. The Company expects to receive the cash prior to the end of July 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL MATERIALS CORPORATION

By:	/s/ Joseph J. Sum
Name:	Joseph J. Sum
Title:	Chief Financial Officer

Date: July 23, 2009